Exhibit 99.1
Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MAY
     Dallas, Texas, May 5, 2009 — U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.20948 per unit, payable on May 29, 2009, to unit holders of record on May 15, 2009.
     This distribution reflects primarily the oil production for February 2009 and the gas production for January 2009, both including postings from the previous month’s production. Preliminary production volumes are approximately 40,871 barrels of oil and 419,302 Mcf of gas. Preliminary average prices are approximately $37.68 per barrel of oil and $4.76 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)

Current Month	40,871	419,302	$37.68	$4.76

Prior Month	38,457	529,387	$35.11	$5.07
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of April, approximately $265,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. Since the close of business in April and prior to this press release, approximately $733,000 in revenue has been received.
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) will serve as the new transfer agent and registrar for Sabine Royalty Trust. Beginning June 1st, unitholders with registered accounts can contact AST with questions relating to transfers of ownership and instruction, change of addresses, direct deposit of distribution checks, and any other account related questions. The dedicated toll free number to call AST will be 1-800-874-2086.
     For the latest financial reports and other information on Sabine Royalty Trust, please visit our website at
http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free Number: 1.800.365.6541